Exhibit 2.2

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

Nam Tai Property Inc. (the “Company”) is a business company incorporated in the British Virgin Islands (Company No. 3805) and its affairs are governed by its memorandum and articles of association and the British Virgin Islands Business Companies Act, 2004 (as amended). The Company’s common shares are listed on the New York Stock Exchange under the symbol “NTP” and are registered under Section 12 of the Exchange Act.

This exhibit contains a description of the rights of the holders of the common shares of the Company

Common Shares

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each of the Company’s common shares has par value of $0.01 per share. All of the outstanding common shares of the Company are fully paid and non-assessable. Certificates representing the Company’s common shares are issued in registered form. The respective number of common shares that were issued as of the last day of the fiscal year as report on the annual report on Form 20-F is provided on the cover of such Form 20-F publicly filed by the Company with the United States Securities and Exchange Commission (the “SEC”) (the “Company’s Form 20-F”). The Company’s holders of common shares who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Rights of Shareholders” of the Company’s Form 20-F.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the Company’s Form 20-F.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of the Common Shares (Item 10.B.3 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association” of the Company’s Form 20-F with respect to the dividend rights and the rights to share the Company’s profits, voting rights, right to share in any surplus in the event of liquidation, redemption provisions, sinking fund/reserve fund provisions, liability to further capital calls by the Company and any provision discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

Variation of Rights of Shares (Item 10.B.4 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Capital Stock and Variation of Rights” of the Company’s Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

See “Rights of Directors” and “Capital Stock and Variation of Rights” under “Item 10. Additional Information—B. Memorandum and Articles of Association” of the Company’s Form 20-F.

Rights of Non-resident or Foreign Shareholders (Item 10.B.6 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Capital Stock and Variation of Rights” of the Company’s Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Anti-takeover provisions” of the Company’s Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Capital Stock and Variation of Rights” of the Company’s Form 20-F.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Differences in Corporate Law” of the Company’s Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10. Additional Information—B. Memorandum and Articles of Association—Capital Stock and Variation of Rights” of the Company’s Form 20-F.